Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Warren Equities, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-188982 and 333-181211) on Form S-3 and (Nos. 333-145579 and 333-182346) on Form S-8 of Global Partners LP of our report dated September 24, 2014, with respect to the consolidated balance sheet of Warren Equities, Inc. as of May 31, 2014, and the related consolidated statements of income, retained earnings, and cash flows for the year then ended, which report appears in the Form 8-K of Global Partners LP dated November 7, 2014.

/s/ KPMG LLP

Providence, Rhode Island
November 7, 2014